Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated July 28, 2023, relating to the financial statements and financial highlights Adaptive Alpha Opportunities ETF, Adaptive Hedged Multi‐Asset Income ETF, RH Tactical Outlook ETF, and RH Tactical Rotation ETF, each a series of Starboard Investment Trust, for the year ended May 31, 2023.

COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
September 26, 2024

C O H E N & C O M P A N Y , L T D .
800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board